BOARD OF DIRECTORS
                                       of
                       EMERGING MARKETS GROWTH FUND, INC.

                            "FORM OF" CODE OF ETHICS
                   As Amended and Restated on December 9, 2004

                           RESOLVED, that this Corporation, in recognition of the fact that all of its officers and access persons with the exception of non-affiliated Directors, are covered by the Code of Conduct adopted by the Capital Group Companies, does hereby adopt the Personal Securities Transactions Policy portion of the Code as covering and being applicable to the Corporation's officers and covered access persons. Any action by an officer or covered access person which is in conflict with that policy is to be reported as provided in the Code; and

                           FURTHER RESOLVED, that this Corporation, having considered the access of the non-affiliated Directors to the investment research and management activities of the Adviser with respect to the operations of this Corporation does hereby adopt the following Code of Ethics as appropriate to cover its non-affiliated Directors and all other access persons to the extent that they are not covered by the Capital Group policy:

                  1. No Director shall so use his or her position or the knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Corporation. No Director shall seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered because of his or her association with the Corporation.

                  2. No Director shall engage in excessive trading of shares of the Corporation or any other affiliated fund to take advantage of short-term market movements.

                  3. Each non-affiliated Director shall report to the Secretary of the Corporation not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Director has effected during the quarter which the Director then knows to have been effected within fifteen (15) days before or after a date on which the Corporation purchased or sold, or considered the purchase or sale of, the same security.

                  4. For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reimbursement programs and transactions over which the Director exercises no control.

                           FURTHER RESOLVED, that the officers of the Corporation shall take such action and institute such procedures as they deem appropriate to implement the reporting and recordkeeping requirements of the foregoing resolutions and said rule 17j-1; and

                           FURTHER RESOLVED, that inadvertent failure to comply with these policies or the commission of non-abusive transactions shall not give rise to a presumption of any wrongdoing on the part of covered persons.

                                     * * * *

                  The Corporation has adopted the following standards (the "Covered Officers Code of Ethics") in accordance with the rules and regulations adopted by the Securities and Exchange Commission (the "Commission") pursuant to
Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Commission and in other public communications made by the Corporation; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Covered Officers Code of Ethics to an appropriate person or persons identified in such code; and 5) accountability for adherence to such code. These provisions shall apply to the Corporation's principal executive officer and treasurer (each a "Covered Officer" and, collectively, the "Covered Officers").

     1. It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to ensure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

     2. Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Corporation, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

          o    Acting with integrity;
          o    Adhering to a high standard of business ethics;
          o Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Corporation;

     3. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with or submits to, the Commission and in other public communications made by the Corporation.

          o    Covered  Officers should  familiarize  themselves with disclosure
               requirements   applicable  to  the   Corporation  and  disclosure
               controls and procedures in place to meet these requirements.

          o Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Corporation to others, including the Corporation's auditors, independent directors, governmental regulators and self-regulatory organizations.

     4. Any existing or potential violations of the Covered Officers Code of Ethics should be reported to The Capital Group Companies' Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Corporation. The Chairman of the Audit Committee may report violations of the Covered Officers Code of Ethics to the Board of Directors of the Corporation or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of the Covered Officers Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board of Directors.

     5.   Application   of  the   Covered   Officers   Code  of  Ethics  is  the
          responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Corporation's Audit Committee.

     6. Material amendments to these provisions must be ratified by a majority vote of the Board of Directors. As required by applicable rules, substantive amendments to the Covered Officers Code of Ethics must be appropriately disclosed.

     7. The Covered Officers Code of Ethics shall be the sole code of ethics adopted by the Corporation for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

     8. All reports and records prepared or maintained pursuant to the Covered Officers Code of Ethics will be considered confidential and shall be maintained and protected accordingly.